UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2013

BERRY PLASTICS GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	1-35672	20-5234618
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Oakley Street
Evansville, Indiana 47710
 (Address of principal executive offices / Zip Code)

(812) 424-2904
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02                           Results of Operations and Financial Condition.

On November 21, 2013, Berry Plastics Group, Inc. (“Berry”) issued a press release regarding its financial results for the quarter ended September 28, 2013.  Berry’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Item 2.02 of this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 2.05 Costs Associated With Exit or Disposal Activities.

On November 21, 2013, Berry issued a press release announcing a cost reduction plan designed to deliver meaningful cost savings and optimal equipment utilization. This plan will result in several plant rationalizations.  The costs associated with this plan will primarily consist of one-time costs associated with facility consolidation, including severance and termination benefits for employees of approximately $6 million, other costs associated with the exiting facilities of approximately $30 million and non-cash asset impairment charges of approximately $11 million.  In addition, as part of this cost reduction plan Berry estimates it will incur capital expenditures of approximately $13 million. These amounts are preliminary estimates based on the information currently available to management.  The plan implementation is expected to be completed by the end of fiscal 2014.

Certain statements in this filing, including the estimated costs and capital expenditures associated with the cost reduction plan, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially due to a variety of risks and uncertainties, including those set forth under the caption “Forward Looking Statements” in Exhibit 99.1 hereto.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERRY PLASTICS GROUP, INC.
(Registrant)
Dated: November 21, 2013
	By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President and General Counsel